Pursuant to Rule 424(b)(1)
                                          relating to Registration No. 333-33779

PROSPECTUS SUPPLEMENT
(To Prospectus dated August 22, 1997)

                                5,424,964 Shares

                             TYCO INTERNATIONAL LTD.

                                  COMMON SHARES
                             -----------------------


     This Prospectus Supplement and the accompanying Prospectus relate to 5,424,964 common shares (the "Shares"), par value $.20 per share (the "Common
Shares"), of Tyco International Ltd., a Bermuda company ("Tyco" or the "Company"), offered hereby (the "Offering") by Westar Capital, Inc. (the "Westar Selling Shareholder"), and sold by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"). The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "TYC" as well as on the London and Bermuda Stock Exchanges. On September 8, 1997, the last sale price of the Common Shares, as reported on the NYSE, was $81 5/8 per share.


                             -----------------------


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                    PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
                       ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

     The Shares will be purchased from the Westar Selling Shareholder by DLJ at a price of $82 1/4 per share (resulting in $446,203,289 aggregate net proceeds (before expenses) to the Westar Selling Shareholder).

     The Shares may be offered by DLJ from time to time in one or more transactions (which may involve block transactions) on the NYSE, or on other national securities exchanges on which the Common Shares are traded, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated, subject to prior sale, when, as and if delivered to and accepted by DLJ.

     The Company has agreed to indemnify DLJ and the Westar Selling Shareholder against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").


                             -----------------------


     The Shares are offered, subject to prior sale, when, as and if accepted by DLJ. It is expected that delivery of the Shares will be made on or about September 12, 1997 at the office of DLJ, New York, N.Y., against payment therefor in immediately available funds.


                             -----------------------


                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION


September 9, 1997

     No dealer, salesperson or any other person has been authorized in connection with any offering made hereby to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company, the Westar Selling Shareholder or DLJ. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any security other than the Shares offered hereby, nor do they constitute an offer to sell or a solicitation of an offer to buy any of the Shares offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

     IN CONNECTION WITH THIS OFFERING, DLJ MAY ENGAGE IN TRANSACTIONS WHICH STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON SHARES, SPECIFICALLY, DLJ MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE SHARES IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "PLAN OF DISTRIBUTION".

                              CURRENT DEVELOPMENTS

     On August 27, 1997, Tyco completed its acquisition of INBRAND Corporation (the "INBRAND Transaction"). On August 29, 1997, Tyco completed its acquisition of Keystone International, Inc. (the "Keystone Transaction"). Approximately 5.1 million Common Shares were issued in the INBRAND Transaction, and approximately
17.4 million Common Shares were issued in the Keystone Transaction.

                              PLAN OF DISTRIBUTION

     DLJ has agreed to purchase, and the Westar Selling Shareholder has agreed to sell the Shares. The obligation of DLJ to pay for and accept delivery of the Shares is subject to certain other conditions. DLJ is obligated to take and pay for all the Shares if any are taken.

     In order to facilitate the Offering of the Shares, DLJ may engage in transactions that stabilize, maintain or otherwise affect the price of the Shares. Specifically, DLJ may overallot in connection with the Offering, creating a short position in the Shares for its own account. In addition, to cover overallotments or to stabilize the price of the Shares, DLJ may bid for, and purchase, Common Shares in the open market. Finally, DLJ may reclaim selling concessions allowed to an underwriter or a dealer for distributing the Shares in the Offering, if DLJ repurchases previously distributed Shares in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Shares above independent market levels. DLJ is not required to engage in these activities and may end any of these activities at any time.



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